UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 6, 2006
Date of Report (Date of Earliest Event Reported)

RACINO ROYALE, INC.
(FORMERLY K-TRONIK INTERNATIONAL CORP.)
(Exact name of Registrant as Specified in its Charter)

144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Address of Principal Executive Offices)

Tel: (416) 216-8659
(Registrant's Telephone Number)

K-Tronik International Corp.
144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Former Name and Address)

Nevada	000-31369	88-0436364
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[           ] Written communications pursuant to Rule 425 under the Securities Act

[           ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[           ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[           ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01 OTHER EVENTS

Racino Royale, Inc. ("RR") announces that it is finalizing the regulatory process to begin standardbred racing at Big Valley Raceway in Craven, Saskatchewan at the end of July 2006.

The company announced last month that it had acquired the exclusive rights agreement for a racino development opportunity in Regina, Saskatchewan, with the Saskatchewan Standardbred Horsemen’s Association (SSHA). In an effort to immediately revive and reestablish the once well-established standardbred racing tradition in the region, and to affirm its commitment to the SSHA, the company has agreed to begin racing in Craven while pursuing the opportunity for racino development in the region.

RR has reached an agreement with the Craven Country Jamboree to lease the facility at the Craven fairgrounds for the duration of the race meet. The agreement will become official once regulatory approval for racing has been granted. To that end, RR is in discussion with the Canadian Pari-Mutuel Agency, as well as the Saskatchewan Liquor and Gaming Authority to obtain the appropriate permits and permission to operate eight racing days starting at the end of July.

This text contains forward-looking statements relating to future events and results that are based on K-Tronik’s current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	News Release dated July 6, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACINO ROYALE, INC.
(Formerly K-Tronik International Corp.)

Dated: July 6, 2006	By:	/s/ John G. Simmonds

John G. Simmonds
Chief Executive Officer